Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2009 FIRST QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on May 4, 2009 at 4:30 pm (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through June 4, 2009. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, May 4, 2009 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the first quarter ended March 31, 2009:

Results of Operations	Three Months Ended March 31
(Millions, except per share amounts and units)	2009	2008

Total revenue	$37	$69
Housing revenue	35	66
Housing gross margin – $	4	11
Housing gross margin – %	10%	16%
Total gross margin – excluding impairments and write-offs	4	10
Impairment and write-offs of option deposits	4	6
Impairment of investments in housing and land joint ventures	12	-
Net loss attributable to Brookfield Homes Corporation	(10)	(12)
Loss per share – diluted	$(0.39)	$(0.47)

Net new home orders (units)	153	231
Home closings (units)	74	120
Backlog of homes (units at end of period)	213	266
Average home selling price (per unit)	$483,000	$571,000

*	Unit information includes joint ventures
•	Revenue for the three months ended March 31, 2009 totaled $37 million, compared to $69 million for the same period in 2008. The company’s average selling price was $483,000 compared to $571,000 during the first quarter of 2008.
•	The decrease in revenues is primarily due to fewer home closings which totalled 74 units for the quarter, a decrease from the 120 units closed in the first quarter of 2008. At December 31, 2007, the company’s housing and land inventory included 477 completed homes (December 31, 2008 - 265 completed homes), which gave rise to higher home closings in the first quarter of 2008, when compared to the same period in 2009.
•	Net loss attributable to Brookfield Homes Corporation for the three months ended March 31, 2009 was $10 million or a loss of $0.39 per share, compared to a net loss of $12 million or $0.47 per share for the same period in 2008.

•	The company’s gross margin on housing was 10%, which is 3% lower than the gross margin on housing recorded in the fourth quarter of 2008.
•	The company recorded impairments on housing and land inventory of $4 million, and $12 million on investments in housing and land joint ventures for the first quarter of 2009. This compares to impairment charges for the first quarter of 2008 on housing and land inventory of $6 million.
•	Cash flow from operating activities was $25 million for the three months ended March 31, 2009.
Operating Highlights and Recent Developments
•	Net New Orders and Home & Lot Closings: Net new orders for the first three months of 2009 were 153 units, a decrease of 78 units when compared to the first quarter of 2008, however, significantly higher than the net new orders of 98 units in the fourth quarter of 2008. The rise in orders over the previous quarter is primarily due to increased seasonal traffic in the spring of each year. The company currently sells from 30 active communities, compared to 34 for the first quarter of 2008. From these communities, the company closed 74 homes for the first quarter of 2009, compared to 120 home closings for the same quarter in 2008.
•	Lots Owned and Controlled: At March 31, 2009, the company’s lots owned or controlled total 25,586 a net increase of 1,477 lots during the first quarter of 2009. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	28%	14%	38%	19%	1%	100%

Lot supply
Owned Directly	1,001	1,138	8,237	2,244	209	12,829
Joint Ventures	-	254	1	1,414	63	1,732
Optioned	6,182	2,043	1,500	1,300	-	11,025

Total – March 31, 2009	7,183	3,435	9,738	4,958	272	25,586

Total – December 31, 2008	7,290	3,460	8,105	4,981	273	24,109

•	Acquisitions: During the first quarter of 2009, the company entered into an unsecured revolving $25 million acquisition credit facility with an affiliate of the company’s major stockholder, Brookfield Asset Management Inc. During the quarter, the company utilized this facility to acquire, at a foreclosure sale, 1,800 lots in the San Diego/Riverside area for $17 million.
•	Rights Offering: Brookfield Homes stockholders fully subscribed for 10,000,000 shares of 8% convertible preferred stock in April 2009. The company received gross proceeds of $250 million upon issuance of these shares. The proceeds from the rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest stockholder, Brookfield Asset Management Inc. Assuming the full conversion of the convertible preferred stock, Brookfield Asset Management Inc. will own approximately 81.6% of our common stock. The convertible preferred stock did not meet the listing requirements of the New York Stock Exchange and will not be listed for trading.
Outlook
While some measured improvement occurred in March and April sales, the North American homebuilding industry continues to face a number of challenges. Home foreclosures continue to increase inventories and have caused sharp declines in new home sales. Having said that, the company’s assets are largely located in geographic areas with a constrained supply of lots and which have demonstrated strong economic characteristics over the long term.

Looking forward to the remainder of 2009, Brookfield Homes continues to make progress against the goals it established at the start of the year, specifically:
•	Further strengthening the balance sheet by completing the previously announced $250 million rights offering to shareholders, and by continuing to monetize its inventory of 3,000 developed lots.
•	Entitling or advancing the entitlement of optioned lots which also provide visibility on future cash flows. The goal is to entitle 1,500 lots during 2009 and 2010.
•	Increasing the lots controlled in certain strategic market areas where the company has developed a strong reputation and relationships within the community, by acquiring 1,800 lots during the first quarter of 2009.
•	The company has not invested significantly in development of land and does not expect to until there is a meaningful reduction in current inventories.
With these factors in mind, the company continues to target approximately $120 million of operating cash flow in 2009. Brookfield Homes plans to utilize this capital to continue to reduce debt. During the first quarter, $25 million of operating cash flow was generated and $27 million of project specific debt was repaid.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 25,500 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, the company’s 2009 goals, visibility on future cash flows, expected investment in land development, targeted 2009 operating cash flow and planned use of capital, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans including lots controlled, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended
	March 31
(thousands, except per share amounts) (unaudited)	2009	2008

Revenue
Housing	$35,361	$66,406
Land	1,818	3,286

Total revenue	37,179	69,692
Direct cost of sales	(33,292)	(59,356)
Impairment of housing and land inventory and write-off of option deposits	(3,900)	(6,150)

	(13)	4,186
Selling, general and administrative expense	(11,729)	(16,605)
Equity in earnings from housing and land joint ventures	2,359	39
Impairment of investments in housing and joint ventures	(11,618)	-
Other income / (expense)	2,445	(9,030)

Loss before income taxes	(18,556)	(21,410)
Income tax recovery	6,319	7,648

Net loss	(12,237)	(13,762)
Less net loss attributable to noncontrolling interest and other interests in consolidated subsidiaries	1,928	1,286

Net loss attributable to Brookfield Homes Corporation	$(10,309)	$(12,476)

Weighted average shares outstanding
Basic	26,769	26,663
Diluted	26,769	26,663

Loss per share
Basic	$(0.39)	$(0.47)
Diluted	$(0.39)	$(0.47)

Brookfield Homes Corporation
Condensed Balance Sheets

	As at Mar. 31	As at Dec. 31
(thousands) (unaudited)	2009	2008

Assets
Housing and land inventory	$954,374	$946,875
Investments in housing and land joint ventures	103,732	105,261
Consolidated land inventory not owned	3,328	3,328
Receivables and other assets	29,540	92,333
Cash and cash equivalents	-	-
Deferred income taxes	65,757	59,438

	$1,156,731	$1,207,235

Liabilities and Stockholders’ Equity
Project specific financings	$406,522	$433,580
Other revolving financings	318,003	314,977
Accounts payable and other liabilities	129,526	146,320

Total liabilities	854,051	894,877
Other interests in consolidated subsidiaries	50,136	49,839
Stockholders’ equity	252,544	262,519

	$1,156,731	$1,207,235